Exhibit 99
                                   ----------

                                                           For Immediate Release
                                                       Wednesday, April 23, 2003
                                                       -------------------------

                        NACCO INDUSTRIES, INC. ANNOUNCES
                           2003 FIRST QUARTER RESULTS
                           --------------------------

     Mayfield Heights, Ohio, April 23, 2003 - NACCO Industries, Inc. (NC-NYSE) today announced net income for the first quarter of 2003 of $4.1 million, or $0.50 per share, compared to net income for the first quarter of 2002 of $6.3 million, or $0.77 per share.
     The adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations," which became effective January 1, 2003 and is reported as a cumulative effect of accounting change, resulted in a net benefit of $1.2 million, or $0.15 per share, for the first quarter of 2003.
     On a quarter-to-quarter comparable basis, income before the cumulative effect of accounting change for the first quarter of 2003 was $2.9 million, or $0.35 per share, compared to $6.3 million, or $0.77 per share, for the first quarter of 2002. Revenues for the first quarter of 2003 were $619.9 million compared to $576.5 million for the same period in 2002.

                              Discussion of Results
                              ---------------------

                                 NMHG Wholesale
                                 --------------
     NMHG Wholesale reported net income of $4.7 million on revenues of $382.6 million for the first quarter of 2003 compared to net income of $5.6 million on revenues of $327.7 million for the first quarter of 2002.
     Revenues for the first quarter of 2003 improved 17 percent, compared to the first quarter of 2002, primarily due to increased volumes of lift trucks and service parts in the Americas as a result of strong demand and due to favorable currency movements in Europe. Increased revenues were partially offset by a higher proportion of lower-priced lift trucks sold in the first quarter of 2003 compared to the first quarter of 2002.
     Lift truck shipments increased 17 percent to 17,452 units for the first quarter of 2003 compared to a relatively low 14,971 units for the first quarter of 2002 and decreased 3 percent compared to 18,032 units shipped in the fourth quarter of 2002. NMHG Wholesale's worldwide backlog was 17,300 units at the end of the first quarter of 2003 compared to 16,300 units at the end of the first quarter of 2002 and 18,800 units at the end of the fourth quarter of 2002. NMHG Wholesale's bookings in the first quarter of 2003 were affected, like many capital goods manufacturers, by pre-war purchasing conservatism by customers.
     Operating income improved for the first quarter of 2003, compared to the first quarter of 2002, as a result of increased volumes of lift trucks and service parts and the positive impact of cost reduction and expense control programs. However, these benefits were partially offset by increased interest expense resulting from the refinancing of NMHG's debt in the second quarter of 2002. In addition, NMHG Wholesale recorded a $1.9 million tax benefit in the first quarter of 2002 that did not recur in 2003.

                            NMHG Wholesale - Outlook
                            ------------------------
     NMHG Wholesale expects overall lift truck shipments to increase modestly in 2003 compared to 2002. While market prospects are currently unusually uncertain, lift truck markets in the Americas are currently anticipated to improve in the second half of 2003 while markets in Europe and Asia-Pacific are currently expected to remain relatively flat.
     NMHG Wholesale expects that results in 2003 will be affected by ongoing costs for a product development program that is expected to mature in 2004-2006 and additional costs related to the Lenoir, North Carolina, and Irvine, Scotland, manufacturing restructuring program announced in December 2002.

                                   NMHG Retail
                                   -----------
     NMHG Retail operations, which include the required elimination of intercompany transactions between NMHG Wholesale and wholly owned retail dealerships, incurred a net loss of $1.4 million for the first quarter of 2003 compared to a net loss of $1.3 million for the first quarter of 2002. The net loss for the first quarter of 2003 includes $1.1 million, or $0.8 million after-tax, net of a tax benefit of $0.3 million, of additional wind-down costs related to dealers which have been sold. Excluding this charge, NMHG Retail's net loss for the first quarter of 2003 was $0.6 million. This improvement, compared to the first quarter of 2002, was primarily the result of improved performance in Asia-Pacific.
     Revenues for the first quarter of 2003 were $36.4 million compared to $44.1 million for the first quarter of 2002. The decline in revenues was primarily due to the sale in January 2003 of NMHG Retail's only wholly owned U.S. dealer. Revenues increased at NMHG Retail's remaining operations in Europe in the first quarter of 2003, compared to the first quarter of 2002, primarily as a result of currency effects.

                              NMHG Retail - Outlook
                              ---------------------
     NMHG Retail expects to continue its programs to improve the performance of its wholly owned dealerships in 2003 as part of its program to reach at least break-even results.

                             NACCO Housewares Group
                             ----------------------

     NACCO Housewares Group, which includes NACCO's Hamilton Beach/Proctor-Silex and Kitchen Collection subsidiaries, reported revenues of $116.0 million and a net loss of $3.4 million for the first quarter of 2003 compared to revenues of $121.6 million and a net loss of $2.8 million for the first quarter of 2002.
     Revenues at Hamilton Beach/Proctor-Silex were lower, compared to the first quarter of 2002, due to a weak retail environment in the United States and Canada and the company's strategic decision to withdraw, beginning in the fourth quarter of 2001, from selected low-margin, opening price point business.
     Kitchen Collection reported lower comparable store sales for the first quarter of 2003, compared to the first quarter of 2002, due to a weak retail environment which was further compounded by severe winter weather. Kitchen Collection operated 172 stores at March 31, 2003 compared to 167 stores at March 31, 2002.
     Net loss increased in the first quarter of 2003, compared to the first quarter of 2002, due primarily to a $1.5 million, or $0.9 million after-tax, net of a tax benefit of $0.6 million, write-off of accounts receivable, primarily Kmart pre-petition bankruptcy receivables, at Hamilton BeachoProctor-Silex, partially offset by an improved sales mix of higher margin products and lower manufacturing costs at Hamilton BeachoProctor-Silex. Net loss increased at Kitchen Collection due primarily to lower sales.

                        NACCO Housewares Group - Outlook
                        --------------------------------
     Hamilton Beach/Proctor-Silex expects that programs begun in 2002 designed to reduce operating costs and enhance manufacturing and distribution efficiencies will improve results in 2003. However, revenues for 2003 could be affected by the continuing weak retail environment and by Kmart's store closing program. Hamilton Beach/Proctor-Silex believes lower sales to Kmart could be offset by incremental sales to other customers and to other distribution channels and through sales of innovative new products, such as the Hamilton Beach(R) BrewStation(TM) coffeemaker. In addition, Hamilton Beach/Proctor-Silex expects to continue improving working capital efficiency.
     Kitchen  Collection  expects  to  continue  programs  designed  to  enhance operating results, including improving its merchandise mix, closing non-performing stores and prudently opening new Kitchen Collection(R) and Gadgets & More(R) stores, expanding the offerings of Hamilton Beach and Proctor-Silex-branded products and aggressively managing its costs during 2003.

                               North American Coal
                               -------------------
     North American Coal's income before the cumulative effect of accounting change for the first quarter of 2003 was $4.6 million compared to $6.4 million for the first quarter of 2002. A total of 9.2 million tons of lignite coal was delivered during the first quarter of 2003, compared to 8.3 million tons of lignite coal delivered in the first quarter of 2002. North American Coal's Florida Dragline Operations delivered 2.8 million cubic yards of limerock in the first quarter of 2003 compared to 2.4 million cubic yards of limerock in the first quarter of 2002.
     Income before the cumulative effect of accounting change for the first quarter of 2003 was lower primarily due to a $3.3 million, or $2.2 million after-tax, net of a tax expense of $1.1 million, decrease in liquidated damages payments received by the Mississippi Lignite Mining Company in the first quarter of 2003, compared to the first quarter of 2002 and increased maintenance costs due to the timing of repairs at certain mines. These factors were partially offset by increased lignite coal volume primarily at the Mississippi Lignite Mining Company.

                          North American Coal - Outlook
                          -----------------------------
     North American Coal anticipates increased lignite coal deliveries in 2003, compared to 2002, primarily due to an expected increase in lignite coal production at the Mississippi Lignite Mining Company. However, certain favorable items which improved financial results in 2002, including liquidated damages payments and related settlements, are not expected to be repeated in 2003. Furthermore, the adoption of SFAS No. 143 is expected to reduce future operating results modestly compared to operating results in 2002.
     In the first quarter of 2003, North American Coal reached an agreement on a new limerock mining contract which has minimum deliveries of 3.0 million cubic yards annually. This operation is expected to begin late in 2003. North American Coal expects to continue its efforts to develop other new domestic mining projects.

                     Cumulative Effect of Accounting Change
                     --------------------------------------
     The Bellaire Corporation, a wholly owned non-operating subsidiary, which manages ongoing liabilities related largely to the Company's closed Eastern U.S. underground coal mines, recorded a $2.5 million after-tax benefit to net income due to the adoption of SFAS No. 143 in the first quarter of 2003. This benefit was partially offset by a $1.3 million after-tax charge recognized at North American Coal, also for the adoption of SFAS No. 143, in the first quarter of 2003. The net cumulative effect of this accounting change was an increase in net income of $1.2 million.

                                     # # # #

     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, April 24, at 11 a.m. eastern time. The call may be accessed by dialing (800) 915-4836 or over the Internet through NACCO Industries' Web site at www.nacco.com or at www.ccbn.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. The online archive of the broadcast will be available at the NACCO Web site.
     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax expense or benefit have been included. This after-tax amount might be considered a non-GAAP measure in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income (loss).
     The statements contained in the news release that are not historical facts are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
     NACCO Materials Handling Group: (1) changes in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where the company derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or changes in costs of raw materials or sourced products and labor, (4) delays in manufacturing and delivery schedules, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (6) product liability or other litigation, warranty claims or returns of products, (7) delays in or increased costs of restructuring programs, (8) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement initiatives, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) acquisitions and/or dispositions of dealerships by NMHG, (11) the impact of the euro, including increased competition, foreign currency exchange movements and/or changes in operating costs and (12) the uncertain impact on the economy or the public's confidence in general from terrorist activities and the impact of the war in Iraq.
     NACCO Housewares Group: (1) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (2) bankruptcy of or loss of major retail customers or suppliers, (3) changes in costs of raw materials or sourced products, (4) delays in delivery or the unavailability of raw materials or key component parts, (5) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach/Proctor-Silex buys, operates and/or sells products, (6) product liability, regulatory actions or other litigation, warranty claims or returns of products, (7) increased competition, (8) customer acceptance of, changes in costs of, or delays in the development of new products, (9) weather conditions or other events that would affect the number of customers visiting Kitchen Collection stores and (10) the uncertain impact on the economy or the public's confidence in general from terrorist activities and the impact of the war in Iraq.
     North American Coal: (1) weather conditions and other events that would change the level of customers' fuel requirements, (2) weather or equipment problems that could affect lignite deliveries to customers, (3) changes in maintenance, fuel or other similar costs, (4) costs to pursue and develop new mining opportunities and (5) changes in the U.S. economy, in U.S. regulatory requirements or in the power industry that would affect demand for North American Coal's reserves.


     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and lignite coal mining. NACCO Materials Handling Group designs, engineers, manufactures, sells, services and leases a full line of lift trucks and service parts marketed worldwide under the Hyster(R) and Yale(R) brand names. NACCO Housewares Group consists of Hamilton Beach/Proctor-Silex, Inc., a leading manufacturer and marketer of small electric motor and heat-driven household appliances as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of brand-name kitchenware, small electrical appliances and related accessories. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power providers. For more information about NACCO Industries, visit the Company's Web site at www.nacco.com.



                                      # # #

FOR FURTHER INFORMATION, CONTACT:
NACCO Industries, Inc.
Ira Gamm
Manager-Investor Relations
(440) 449-9676


            UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES

                                                                                                Three Months Ended
                                                                                                     March 31
                                                                                                ------------------
                                                                                               2003              2002
                                                                                              -------           -------
                                                                                       (In millions, except per share data)

Total revenues                                                                                $ 619.9           $ 576.5


Income before cumulative effect of accounting change                                            $ 2.9             $ 6.3
Cumulative effect of accounting change                                                            1.2                 -
                                                                                              -------           -------
Net income                                                                                      $ 4.1             $ 6.3
                                                                                              =======           =======

Earnings before cumulative effect of accounting change per share                               $ 0.35            $ 0.77
Cumulative effect of accounting change                                                           0.15                 -
                                                                                              -------           -------
Earnings per share                                                                             $ 0.50            $ 0.77
                                                                                              =======           =======

Cash dividends per share                                                                      $ 0.245           $ 0.235

Average shares outstanding                                                                      8.202             8.196


    (All amounts are subject to annual audit by independent public auditors.)

            UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES

                                                                                           Three Months Ended
                                                                                                March 31
                                                                                           ------------------
                                                                                           2003            2002
                                                                                         -------         -------
                                                                                             (In millions)
Revenues
   NACCO Materials Handling Group Wholesale                                              $ 382.6         $ 327.7
   NACCO Materials Handling Group Retail (incl. elims.)                                     36.4            44.1
                                                                                         -------         -------
   NACCO Materials Handling Group                                                          419.0           371.8
   NACCO Housewares Group                                                                  116.0           121.6
   North American Coal                                                                      84.9            83.1
                                                                                         -------         -------
                                                                                           619.9           576.5
Depreciation, depletion and amortization
   NACCO Materials Handling Group Wholesale                                                  6.6             7.6
   NACCO Materials Handling Group Retail (incl. elims.)                                      1.9             3.0
                                                                                         -------         -------
   NACCO Materials Handling Group                                                            8.5            10.6
   NACCO Housewares Group                                                                    3.2             4.2
   North American Coal                                                                      10.7             9.8
   NACCO and Other                                                                           0.1               -
                                                                                         -------         -------
                                                                                            22.5            24.6
Operating profit (loss)
   NACCO Materials Handling Group Wholesale                                                 13.7             7.0
   NACCO Materials Handling Group Retail (incl. elims.)                                     (1.0)            0.2
                                                                                         -------         -------
   NACCO Materials Handling Group                                                           12.7             7.2
   NACCO Housewares Group                                                                   (3.8)           (2.6)
   North American Coal                                                                      11.8            15.0
   NACCO and Other                                                                          (0.1)           (0.8)
                                                                                         -------         -------
                                                                                            20.6            18.8
Other income (expense)
   NACCO Materials Handling Group Wholesale                                                 (7.0)           (2.1)
   NACCO Materials Handling Group Retail (incl. elims.)                                     (1.1)           (1.9)
                                                                                         -------         -------
   NACCO Materials Handling Group                                                           (8.1)           (4.0)
   NACCO Housewares Group                                                                   (1.9)           (2.0)
   North American Coal                                                                      (6.3)           (7.4)
   NACCO and Other                                                                          (0.5)            0.6
                                                                                         -------         -------
Income before income taxes, minority interest
      and cumulative effect of accounting change                                             3.8             6.0
Income tax provision (benefit)                                                               1.2            (0.1)
                                                                                         -------         -------
Income before minority interest and cumulative
      effect of accounting change                                                            2.6             6.1
Minority interest                                                                            0.3             0.2
                                                                                         -------         -------

Income (loss) before cumulative effect of accounting change
   NACCO Materials Handling Group Wholesale                                                  4.7             5.6
   NACCO Materials Handling Group Retail (incl. elims.)                                     (1.4)           (1.3)
                                                                                         -------         -------
   NACCO Materials Handling Group                                                            3.3             4.3
   NACCO Housewares Group                                                                   (3.4)           (2.8)
   North American Coal                                                                       4.6             6.4
   NACCO and Other                                                                          (1.6)           (1.6)
                                                                                         -------         -------
                                                                                             2.9             6.3
Cumulative effect of accounting change, net of $ 0.7 tax expense                             1.2               -
                                                                                         -------         -------
Net income                                                                                 $ 4.1           $ 6.3
                                                                                         =======         =======


    (All amounts are subject to annual audit by independent public auditors.)

                    UNAUDITED SELECTED FINANCIAL INFORMATION
                               NMHG HOLDING CO.**

                                                                                             Three Months Ended
                                                                                                  March 31
                                                                                             ------------------
                                                                                           2003               2002
                                                                                          ------            -------
                                                                                                (In millions)
Detail of other income (expense):
  Interest expense                                                                        $ (8.6)           $  (5.5)
  Interest income                                                                            0.6                0.6
  Income (loss) on interest rate swap agreements                                            (0.4)               0.3
  Income from unconsolidated affiliates                                                      0.7                1.0
  Other income (expense)- net                                                               (0.4)              (0.4)
                                                                                          ------            -------
    Total other income (expense)                                                          $ (8.1)           $  (4.0)
                                                                                          ======            =======

Capital expenditures                                                                      $  3.5            $   6.2
                                                                                          ======            =======




                                                                                       (Unaudited)         (Audited)
                                                                                         March 31          December 31
                                                                                           2003               2002
                                                                                          ------            -------

Cash and cash equivalents                                                                 $ 48.1            $  54.9
                                                                                          ======            =======
Debt
  Senior notes                                                                            $247.2            $ 247.1
  Revolving credit agreements                                                               14.0               31.3
  Capital lease agreements and other debt                                                   45.1               46.4
                                                                                          ------            -------
    Total debt                                                                            $306.3            $ 324.8
                                                                                          ======            =======

Stockholder's equity                                                                      $382.2            $ 382.3
                                                                                          ======            =======



** NMHG Holding Co. is a wholly owned subsidiary of NACCO Industries, Inc.
   On May 9, 2002, NMHG Holding Co. issued $250.0 million of 10% Senior Notes, which are registered with the SEC.


    (All amounts are subject to annual audit by independent public auditors.)